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                                                      REGISTRATION NO. 33-98528
                                                      RULE 424(B)(5)


                            SUPPLEMENT TO PROSPECTUS,
                              DATED AUGUST 28, 1996

                                  PhyCor, Inc.

                                3,000,000 Shares

                                  Common Stock

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     The Prospectus, dated August 28, 1996 (the "Prospectus"), to which this
Supplement, dated March 13, 1997, is attached, relates to an aggregate of up to 3,000,000 shares of PhyCor, Inc. (the "Company") Common Stock, no par value per share ("Common Stock"), issued upon the conversion of subordinated convertible notes issued or to be issued by the Company without registration under the Securities Act of 1933, as amended, in connection with the acquisition of the assets of single and multi-specialty medical clinics, the assets of individual physician practices and the assets of related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, this Prospectus also relates to the resale by certain holders of Common Stock issued upon the exercise of options granted by the Company prior to the adoption by the Company of its stock incentive plans and warrants issued as consideration for (i) consulting or other services provided or to be provided to the Company and (ii) the execution of a management or service agreement with the Company or an affiliate. This Supplement relates to the resale, from time to time, by the physicians listed on Schedule A hereto (each a "Physician") of up to an aggregate of 3,445 shares (the "Shares") of Common Stock.

     The Company issued a 7.0% Subordinated Convertible Note in the principal amount of $762,681 (the "Note") to Medical Arts Clinic, P.C., a North Dakota professional corporation (the "Clinic") in connection with the acquisition by PhyCor of Minot, Inc., a Tennessee corporation and wholly-owned subsidiary of the Company ("PhyCor-Minot"), of certain assets of the Clinic pursuant to an Asset Purchase Agreement, effective as of August 1, 1996 (the "Purchase Agreement"). In the first three months of 1997, the Note was partially converted into an aggregate of 3,445 shares of Common Stock. Following the partial conversions of the Note, the Clinic distributed the Shares to the Physicians on a pro rata basis based on the Physicians' respective ownership of the Clinic. Terms defined in the Prospectus have the same meaning in this Supplement unless the context otherwise requires.

     THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215,
ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL.

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                 The date of this Supplement is March 13, 1997.


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Selling Shareholders

     Each Physician is licensed to practice medicine pursuant to the laws of the State of North Dakota and practiced medicine through the Clinic prior to the transaction noted above. The Company, through PhyCor-Minot, acquired substantially all of the assets of the Clinic pursuant to the Purchase Agreement. In connection therewith, the Company issued the Note to the Clinic. In November 1996, the Note was partially converted into an aggregate of 21,371 shares of Common Stock and such shares were distributed to physicians associated with the Clinic on a pro rata basis based on the Physicians' respective ownership of the Clinic. Such shares may be sold pursuant to a Prospectus Supplement dated November 19, 1996. In the first three months of 1997, the Note was partially converted into an aggregate of 3,445 shares of Common Stock. The Shares may be resold by the Physicians listed on Schedule A through registered broker-dealers in accordance with the terms of the Prospectus. The aggregate number of Shares that may be resold by each Physician is indicated on Schedule A hereto.

Plan of Offering

     This Supplement relates to the reoffering, from time to time, of the Shares through registered broker-dealers. The resale of the Shares will be effected through registered broker-dealers in private or block transactions in the over-the-counter market (including The Nasdaq Stock Market (National Market)) or otherwise at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. The broker-dealers may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). As a result of the reoffering of the Shares pursuant to the Prospectus, as supplemented hereby, the Company and the respective broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended.



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                                   SCHEDULE A

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                                                                       Number of
Name of Stock Owner              Address                                 Shares
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Charles Swenson                  24 Tierrecita Vallejo
                                 Minot, ND  58701                          510
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Cheryl R. Ree                    RR 2, Box 56
                                 Minot, ND  58701                          292
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Ann M. Cadwalader                2024 Ida Mae Court
                                 Minot, ND  58703                        1,422
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Joseph Mark Ebertz               1310 17th Avenue S.W.
                                 Minot, ND  58701                        1,221
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                                                      Total              3,445
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